CONSULTING AGREEMENT

         This Agreement is made this 15 day of May, 1997, by and between Imin Kao, with a principal place of business at 17 Botany Lane, Stony Brook, NY 11790, and BCAM International, Inc., a New York corporation with its principal office located in Melville, New York. Imin Kao and BCAM will be referred to in this Agreement as "Consultant" and "Company", respectively. The SUNY at Stony Brook is referred to as the "University" in this Agreement.

         A. The Company desires to retain the Consultant as an independent Consultant to collaborate with and advise the Company regarding research, development, testing, validating and technology management in the area of micromechanical devices including electronic design control circuits for such devices and processes.

         B. The Consultant is willing to serve as a Consultant under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

      1. Consulting Services. Beginning January 1, 1997 and as requested by the Company the Consultant agrees to serve as a Consultant to the Company regarding its micromechanical devices and processes as specified by the Company. Consultant confirms that he is free to enter into this Agreement without conflict with his nominal employment as a professor at the University. Consultant confirms that University resources will not be used under this Consulting Agreement.

      2. Terms of Agreement. The term of this Agreement shall commence on the day stated in Paragraph 1 hereinabove and end two (2) years hereafter unless the Consultant receives written notification by the Company of its intent to terminate this Agreement prior to that date. Termination shall be effective upon Consultant's receipt of such notice.

      3. Consulting Fee. In consideration for the Consultant's services the Company agrees to pay the Consultant a fee of Seven Hundred Fifty dollars ($750) per month beginning in January 1, 1997.

      * In addition, the Company agrees to pay the Consultant a fee of Two Thousand Five Hundred dollars ($2,500) after the testing of Phase I (designed Task 1.6) of the microvavle project described in the Memorandum of Agreement between MCNC and Company dated 1/23/97 and amended 3/25/97.

      * As additional compensation and incentive, the Company will grant to Consultant the right to purchase 5,000 shares of Company's stock at the average of bid and ask price at the date of May 7, 1997. This right will expire on May 7, 1999.

      4. Inventions. Consultant and his employees, assistants, aids and the like shall assign all rights, title, and interest to inventions derived from Consultant's disclosures to Company subject to the following constraints:

         Consultant shall turn over his disclosure notebooks to Company for all inventions conceived while working under this Agreement by submitting through a notarized affidavit. The Company shall have 24 months following such disclosure to file a patent application(s).

         In the Event that the Company does not file the patent application within the defined 24 month period, the Company will return the related disclosure notebook(s) to Consultant within 30 days. In the event further that Company does not elect to file the patent application within the defined 24 month period, the Company forgoes its rights to the disclosed invention and Consultant and Consultant's assignees are free to file a patent application with full ownership rights as the assignee.

         In the event that the Consultant obtains help or assistance from an employee research assistant or the like, the Consultant shall require the employee, assistant or the like to assign all of his/her rights, title and interest in any invention to the Company. Furthermore, the Consultant shall obtain such agreement as well as an agreement respecting confidentiality in advance of such other person performing services for Consultant.

Consultant agrees to cooperate fully and assist the Company with any patent application undertaken by the Company.

      5. It is agreed that the Consultant's work as a Consultant is that of an independent contractor and not as an employee of the Company. As such, the Consultant is not entitled to benefits and privileges accorded to staff and personnel by virtue of their status as employees. As an independent contractor the Consultant acknowledges that the Consultant has no authority to hold himself out as other than a Consultant to the Company.

      6. Consultant agrees that during the term of this Agreement and for a period of two (2) years following the termination of this Agreement, the Consultant will not work, either as an employee, independent contractor, Consultant or any capacity for any competitor of the Company or its affiliates without written authorization from the Company. Consultant acknowledges that he understand the scope and effect of this two (2) year non-compete term and agrees that the term is reasonable.

      7. The Consultant shall execute with this Agreement a Confidentiality and Nondisclosure Agreement with the Company. In any area or areas where said Confidentiality and Nondisclosure Agreement disagrees or conflicts with the present Agreement, the present Agreement takes precedence.

      8. Unless otherwise provided, this Agreement shall terminate immediately upon the occurrence of any of the following events:

                  A.    Death or total disability of the Consultant
                  B.    As set forth in Paragraph 2
                  C. Upon breach by Company or Consultant of any of the condition of this Agreement.

      9. Governing Law and Jurisdiction. The terms of this Agreement shall be construed in accordance with the laws of the State of New York. Any dispute arising out of this Agreement shall be resolved in the courts of the State of New York.

      10. Payments made by the Company for the services of Consultant under this Agreement shall be made to Imin Kao, 17 Botany Lane, Stony Brook, NY 11790.

      11. Modification. This Agreement may only be amended by a written instrument signed by both parties.

IN WITNESS OF THIS AGREEMENT the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

IMIN KAO                                    BCAM INTERNATIONAL, INC.


\s\ Imin Kao                                By: \s\ Robert P. Wong
------------------------------                  -------------------------------
                                                Robert P. Wong, Vice Chairman